Exhibit 99.3

UNAUDITED, PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited, pro forma combined financial information describes the pro forma effect of our acquisition of ZyStor Therapeutics, Inc. (ZyStor) on our statements of operations for the year ended December 31, 2009 and the six months ended June 30, 2010, as if the acquisition occurred on January 1, 2009, and our balance sheet as of June 30, 2010, as if the acquisition occurred on June 30, 2010. As used herein, the terms “the Company,” “we,” and “our” refer to BioMarin Pharmaceutical Inc., and were applicable, its consolidated subsidiaries.

The unaudited, pro forma consolidated statement of operations and balance sheet contained herein (the Statements) include adjustments having a continuing impact on the consolidated company as a result of using the acquisition method of accounting for the transaction under ASC 805, Business Combinations.

The Statements have been prepared based on available information, using assumptions that our management believes are reasonable. The Statements do not purport to represent the actual results of operations that would have occurred if the acquisition had taken place on the date specified. The Statements are not necessarily indicative of the results of operations that may be achieved in the future. The Statements do not reflect any adjustments for the effect of non-recurring items or operating synergies that we may realize as a result of the acquisition.

The assumptions used and adjustments made in preparing the Statements are described in the Notes, which should be read in conjunction with the Statements. The Statements and related Notes contained herein should be read in conjunction with the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 26, 2010 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the SEC on August 4, 2010 and the historical financial statements and related notes of ZyStor included as Exhibit 99.1 and 99.2 to this Form 8-K/A.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2010

(In thousands, except for share and per share data)

	Historical BioMarin	Historical ZyStor	Pro Forma Adjustments		Pro Forma Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$115,779	$195	$(19,986	)(A)	$95,988
Short-term investments	221,894	—	—		221,894
Accounts receivable, net	77,682	—	—		77,682
Inventory	83,778	—	—		83,778
Other current assets	22,775	31	(250)		22,556

Total current assets	521,908	226	(20,236)		501,898
Investment in BioMarin/Genzyme LLC	351	—	—		351
Long-term investments	117,734	—	—		117,734
Property, plant and equipment, net	212,620	56	—		212,676
Intangible assets, net	77,985	—	27,600	(B)	105,585
Goodwill	40,360	—	13,004	(B)	53,364
Other assets	14,558	7	7,600	(B)	22,165

Total assets	$985,516	$289	$27,968		$1,013,773

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$83,930	$2,215	$2,694	(B), (C)	$88,839
Subordinated notes payable	—	6,122	(6,122	)(D)	—

Total current liabilities	83,930	8,337	(3,428)		88,839
Convertible debt	497,083	—	—		497,083
Other long-term liabilities	41,541	—	26,252	(C), (E)	67,793

Total liabilities	622,554	8,337	22,824		653,715

Stockholders’ equity:
Common stock	102	4	(4	)(F)	102
Preferred stock	—	37	(37	)(F)	—
Additional paid-in capital	931,361	21,503	(21,503	)(F)	931,361
Company common stock held by Nonqualified Deferred Compensation Plan	(2,315)	—	—		(2,315)
Accumulated other comprehensive income	10,224	—	—		10,224
Accumulated deficit	(576,410)	(29,592)	26,688	(F), (G)	(579,314)

Total stockholders’ equity	362,962	(8,048)	5,144		360,058

Total liabilities and stockholders’ equity	$985,516	$289	$27,968		$1,013,773

See accompanying notes to unaudited pro forma consolidated financial statements.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2009

(In thousands, except for per share data, unaudited)

	Historical BioMarin	Historical ZyStor	Pro Forma Adjustments		Pro Forma Consolidated
Revenues:
Net product revenues	$315,721	$—	$—		$315,721
Collaborative agreement revenues	2,379	—	—		2,379
Royalty and license revenues	6,556	—	—		6,556

Total revenues	324,656	—	—		324,656

Operating expenses:
Cost of sales (excludes amortization of developed product technology)	65,909	—	—		65,909
Research and development	115,116	4,422	—		119,538
Selling, general and administrative	124,290	1,084	(374	)(H)	125,000
Intangible asset amortization and contingent consideration	2,914	—	967	(I)	3,881

Total operating expenses	308,229	5,506	593		314,328

Income (loss) from operations	16,427	(5,506)	(593)		10,328
Equity in the loss of BioMarin/Genzyme LLC	(2,594)	—	—		(2,594)
Interest income	5,086	16	(219	)(J)	4,883
Interest expense	(14,090)	(263)	263	(D)	(14,090)
Impairment loss on equity investments	(5,848)	—	—		(5,848)
Net gain from sale of investments	1,585	—	—		1,585

Income (loss) before income taxes	566	(5,753)	(549)		(5,736)
Provision for (benefit from) income taxes	1,054	(47)	779	(L)	1,786

Net income (loss)	$(488)	$(5,706)	$(1,328)		$(7,522)

Net income (loss) per share, basic and diluted	$(0.00)	$(0.06)	$(0.01)		$(0.08)

Weighted average common shares outstanding, basic and diluted	100,271	—	—		100,271

See accompanying notes to unaudited pro forma consolidated financial statements.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Six Months Ended June 30, 2010

(In thousands, except for per share data, unaudited)

	Historical BioMarin	Historical ZyStor	Pro Forma Adjustments		Pro Forma Consolidated
Revenues:
Net product revenues	$174,665	$—	$—		$174,665
Collaborative agreement revenues	377	—	—		377
Royalty and license revenues	1,861	—	—		1,861

Total revenues	176,903	—	—		176,903

Operating expenses:
Cost of sales (excludes amortization of developed product technology)	31,813	—	—		31,813
Research and development	65,746	804	—		66,550
Selling, general and administrative	71,277	481	(302	)(H)	71,456
Intangible asset amortization and contingent consideration	2,234	—	484	(I)	2,718

Total operating expenses	171,070	1,285	182		172,537

Income (loss) from operations	5,833	(1,285)	(182)		4,366
Equity in the loss of BioMarin/Genzyme LLC	(1,555)	—	—		(1,555)
Interest income	2,225	6	(107	)(J)	2,124
Interest expense	(5,064)	(242)	242	(D)	(5,064)
Other income	—	250	(250	)(K)	—
Net gain from sale of investments	927	—	—		927

Income (loss) before income taxes	2,366	(1,271)	(297)		798
Provision for income taxes	1,692	—	36	(L)	1,728

Net income (loss)	$674	$(1,271)	$(333)		$(930)

Net income (loss) per share, basic	$0.01	$(0.01)	$(0.00)		$(0.01)

Net income (loss) per share, diluted	$0.01	$(0.01)	$(0.00)		$(0.01)

Weighted average common shares outstanding, basic	101,431	—	—		101,431

Weighted average common shares outstanding, diluted	104,347	—	—		104,347

See accompanying notes to unaudited pro forma consolidated financial statements.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

NOTES TO UNADUITED, PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(1)	DESCRIPTION OF TRANSACTION

On August 17, 2010, BioMarin Pharmaceutical Inc. (“BioMarin”) acquired all of the capital stock of ZyStor Therapeutics, Inc. (“ZyStor”), a privately held biotechnology company, pursuant to a Securities Purchase Agreement dated August 17, 2010 between BioMarin, ZyStor, the holders of outstanding capital stock and rights to acquire capital stock of ZyStor and George G. Arida as the representative of such holders (the “Purchase Agreement”). ZyStor is developing enzyme replacement therapies for the treatment of lysosomal storage disorders. ZyStor’s lead product candidate is ZC-701, a novel fusion of insulin-like growth factor 2 and alpha glucosidase in development for Pompe disease.

Under the terms of Purchase Agreement, BioMarin acquired ZyStor for an upfront cash payment to the stockholders of ZyStor of $20.3 million, net of transaction costs, and up to an additional $93.0 million if certain development, regulatory and commercial milestones are achieved. The Purchase Agreement does not provide for the payment of any royalties.

(2)	BASIS OF PRESENTATION

The unaudited pro forma consolidated statements of operations are based on historical statements of operations of BioMarin and ZyStor, after giving effect to the acquisition of ZyStor as if it occurred on January 1, 2009 for the year ended December 31, 2009 and the six months ended June 30, 2010.

The unaudited pro forma balance sheet is based on the historical balance sheets of BioMarin and ZyStor, after giving effect to the acquisition of ZyStor as if it occurred on June 30, 2010.

Transaction costs primarily consisted of fees paid to attorneys, investment bankers and transaction bonuses.

(3)	PURCHASE PRICE ALLOCATION

The acquisition has been accounted for under the purchase method of accounting, which requires the Company to recognize the assets acquired and liabilities assumed and contingent consideration at their respective fair values on the acquisition date. The Company’s consolidated financial statements for the periods subsequent to the acquisition date reflect these values and ZyStor’s results of operations.

The following table presents the allocation of the purchase consideration, including the contingent acquisition consideration payable, based on fair value on the acquisition date (in thousands):

Upfront cash payments	$20,250
Present value of cash held back at closing	1,890
Contingent consideration payable	15,560
Transaction costs included in general and administrative expense	(1,751)

Total consideration	$35,949

Cash and cash equivalents	$13
Other assets	14
Property, plant and equipment	54
Acquired deferred tax assets	7,600
Intangible assets – in-process research and development	27,600

Total identifiable assets acquired	$35,281

Accounts payable and accrued expenses	(1,644)
Deferred tax liability	(10,692)

Total liabilities assumed	$(12,336)

Net identifiable assets acquired	22,945
Goodwill	13,004

Net assets acquired	$35,949

The deferred tax liability relates to the tax impact of future amortization or possible impairments associated with the identified intangible assets acquired, which are not deductible for tax purposes. The $13.0 million of goodwill reflects the $10.7 million deferred tax liability recognized in connection with the acquisition and $2.3 million of goodwill attributable to the synergies expected from the acquisition and other benefits that do not qualify for separate recognition as acquired intangible assets.

(4)	ADJUSTMENTS TO PRO FORMA CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2010 AND THE STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2009 AND SIX MONTHS ENDED JUNE 30, 2010 (UNAUDITED)

The adjustments to the pro forma consolidated statements of operations have been calculated as if the acquisition occurred on January 1, 2009 and are as follows (unaudited):

(A)	To reflect cash payments to the former ZyStor stockholders, net of acquired cash.

(B)	To record the acquisition of the net assets of ZyStor. Intangible assets of approximately $27.6 million are primarily comprised of the intellectual property related to ZyStor’s lead product candidate ZC-701, which is considered to be indefinite-lived until the completion or abandonment of the associated research and development efforts.

(C)	To reflect contingent consideration payable to the former ZyStor stockholders that has both a short-term and long-term component that is included in current and long term liabilities.

(D)	To eliminate ZyStor’s subordinate notes payable and interest expense included in ZyStor’s statements of operations.

(E)	To reflect the deferred tax liability which relates to the tax impact of future amortization or possible impairments associated with the identified intangible assets acquired.

(F)	To eliminate ZyStor’s historical stockholders’ equity amounts.

(G)	To reflect the cumulative impact of the pro forma adjustments in the statements of operations.

(H)	To eliminate redundant administrative expenses associated with integrating ZyStor.

(I)	To reflect the estimated change in the fair value of the contingent consideration payable to former ZyStor stockholders.

(J)	Adjustment to interest income for the reduction of cash and cash equivalents due to the use of $20.3 million to fund the acquisition of ZyStor. Interest rate of 1% was used to estimate the reduction of interest income for 2009 and the six months ended June 30, 2010.

(K)	To eliminate ZyStor’s intercompany income related to the exclusivity payment from BioMarin.

(L)	Tax effect related to adjustments using the appropriate local statutory tax rates.